Exhibit 10.21

EXECUTION COPY

CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT

This CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is entered into effective as of August 1, 2010 (the “Commencement Date”), between Rentech Energy Midwest Corporation, a Delaware corporation (the “Company”), and John Ambrose (“Executive”).

RECITALS:

A. Executive is currently employed by the Company.

B. The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event Executive’s employment with the Company is terminated under the circumstances described herein (the period from the Commencement Date to the date of termination of employment, the “Employment Period”).

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. TERM OF AGREEMENT. This Agreement shall commence on the Commencement Date and end on the date that Executive’s employment with the Company terminates for any reason, except that the provisions contained in Sections 3, 4, 7-16, and 18- 26 hereof shall survive the termination of Executive’s employment in accordance with their terms. For the avoidance of doubt, in the event the Executive becomes employed by Rentech, Inc. instead of by Company, his employment with the Company shall be deemed to be terminated under this Section 1.

2. SEVERANCE.

(a) Termination Without Cause or for Good Reason Following a Change in Control. In the event of Executive’s termination of employment with the Company (i) by the Company without Cause (as defined herein); or (ii) by Executive for Good Reason (as defined herein), in either case, during the period beginning one month before and ending one year after a Change in Control (as defined herein), the Company shall pay to Executive the amounts described in Section 2(c) as soon as practicable after the date of Executive’s termination or, in the case of benefits described in Section 2(c)(iv) below, as such benefits become due to Executive under the terms of the applicable plan(s), program(s) or agreement(s). In addition, if a termination described in this Section 2(a) constitutes a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) and Executive executes a general release of claims (the “Release”) substantially in the form attached hereto as Exhibit A within forty-five (45) days after the date of such Separation from Service and does not revoke such Release (the date on which such Release ceases to be revocable by Executive, the “Release Date”), the Company shall (x) pay Executive an amount equal to one times Executive’s annual salary (as in effect on the date of Executive’s termination) (the “Annual Salary”) plus a target bonus of 40% of the Annual Salary (the “Target Bonus”) and (y) subject to Executive’s valid election under Internal Revenue Code Section 4980B (together with the regulations thereunder, “COBRA”) provide continued enrollment in the Company’s group health plans in which Executive and his dependents (if any) were enrolled immediately prior to the date of Executive’s Separation from Service (the “Termination Date”), from the Termination Date through the earliest to occur of (i) the expiration of the maximum coverage period permitted under COBRA, (ii) the date that is twelve (12) months from the Termination Date, or (iii) such time as Executive becomes eligible for coverage under a “group health plan” (within the meaning of COBRA) of another employer (in any case, the “Continuation Period”), at the same level of benefits as Executive and his dependents received immediately prior to the Termination Date (as may be adjusted in a manner applicable to plan participants generally), with such COBRA premiums paid solely by the Company during the Continuation Period; after the Continuation Period, any COBRA continuation (if available under applicable law) shall be at at Executive’s sole expense. Subject to Section 16 below, the cash severance payments described in the previous sentence shall be paid over twelve months from and after the Termination Date in substantially equal installments on the Company’s generally applicable payroll dates (the payments and benefits described in Sections 2(a)(x) and 2(a)(y) hereof, the “Severance”), provided, however, that if the Termination Date precedes the consummation of a Change in Control, Severance benefits shall, subject to Section 16 below, be paid or provided for a period of twelve months from and after the consummation of such Change in Control.

(b) Other Terminations. In the event that Executive’s employment with the Company is terminated (i) by the Company for Cause, (ii) by Executive’s resignation from the Company for any reason other than Good Reason, (iii) due to Executive’s death or Disability (as defined below), or (iv) under any other circumstances not described in Section 2(a) above, subject to applicable law, the Company shall pay Executive the amounts described in Section 2(c) as soon as practicable after the date of termination or, in the case of benefits described in Section 2(c)(iv), as such benefits become due to Executive under the terms of the applicable plan(s), program(s) or agreement(s). For purposes of this Agreement, Executive’s voluntary resignation or retirement shall be considered Executive’s resignation from the Company without Good Reason.

(c) Payments Upon Termination of Employment. In the case of Executive’s termination of employment with the Company for any reason, Executive or Executive’s estate or legal representative (as applicable) shall be entitled to receive, to the extent permitted by applicable law, from the Company (i) Executive’s Annual Salary through the date of termination to the extent not previously paid; (ii) to the extent not previously paid, the amount of any bonus earned or accrued by Executive as of the date of termination under any compensation and benefit plans, programs or arrangements maintained in force by the Company for any fiscal year of the Company ended prior to the date of termination that is then unpaid, subject to the terms and conditions of any such plan, program or arrangement; (iii) any vacation pay or expense reimbursements accrued by Executive, in accordance with Company policy for senior executives, as of the date of termination, to the extent not previously paid; and (iv) all benefits accrued by Executive under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of the Company, in such manner and at such times as are provided under the terms of such plans and arrangements.

(d) No Other Payments. Except as expressly provided in Sections 2(a), (b) and(c) above, upon Executive’s termination of employment with the Company, Executive shall have no rights to any payments or benefits in connection with Executive’s employment with the Company or the termination thereof, including without limitation, rights to any salary, bonuses, employee benefits or other compensation which would have accrued or become payable after the termination or expiration of the Employment Period, other than those expressly required under applicable law (e.g., COBRA). In the event of a termination of Executive’s employment with the Company, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 2.

(e) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Cause” shall mean one or more of the following:

(A) any material failure by Executive to perform Executive’s duties and responsibilities reasonably assigned to Executive by the Company (other than due to Executive’s Disability);

(B) any act of fraud, embezzlement, theft or misappropriation by Executive relating to the Company or its business or assets;

(C) Executive’s commission of a felony or a crime involving moral turpitude;

(D) any gross negligence or intentional misconduct on the part of Executive in the conduct of Executive’s duties and responsibilities with the Company or which adversely affects the image, reputation or business of the Company or its affiliates; or

(E) any material breach by Executive of any agreement between the Company and Executive.

(ii) “Change in Control” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity in which Rentech, Inc. owns directly or indirectly, less than fifty percent (50%) of the continuing or surviving entity’s voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the Company; (B) a sale or other disposition of more than 50% of the outstanding shares of capital stock of the Company by Rentech, Inc., or (C) a sale or disposition of all or substantially all of the assets of the Company (within the meaning of Section 409A).

(iii) “Disability” shall mean Executive’s being unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment, as determined by the Company.

(iv) “Good Reason” shall mean Executive’s resignation from employment with the Company as a result of one or more of the following:

(A) a material reduction in Executive’s Annual Salary, unless such reduction in Annual Salary is part of a general decrease in the base salary of similarly affected employees as part of a general cost reduction exercise;

(B) a material reduction in Executive’s job duties and responsibilities or the assignment to Executive of any duties inconsistent in any material respect with Executive’s position with the Company; or

(C) a material change in the geographic location at which Executive must perform services to the Company, provided that in no event will a relocation to a location within a 50 mile radius of East Dubuque, Illinois be deemed material for purposes of this clause. Notwithstanding the above, no resignation for Good Reason shall be effective unless and until (i) Executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days after the occurrence thereof, (ii) the Company has not cured such acts or omissions within thirty (30) days of its actual receipt of such notice, and (iii) the effective date of Executive’s termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.

3. NON-SOLICITATION AND CONFIDENTIALITY.

(a) During the Employment Period and for one year thereafter (the “Restricted Period”), Executive shall not directly or indirectly through another person or entity use the Company’s trade secrets or the Company’s confidential information to (i) induce, solicit, encourage or attempt to induce, solicit or encourage any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; or (ii) induce, solicit, encourage or attempt to induce, solicit or encourage any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company).

(b) Executive agrees that during the Employment Period and thereafter, Executive will not directly or indirectly disclose or appropriate to Executive’s own use, or the use of any third party, any trade secret or confidential information concerning the Company or its parent, subsidiaries or affiliates (collectively, the “Rentech Group”) or their businesses, whether or not developed by Executive, except as it is required in connection with Executive’s services rendered for the Company. Executive further agrees that, upon termination of his or her employment,

Executive will not receive or remove from the files or offices of the Rentech Group any originals or copies of documents or other materials maintained in the ordinary course of business of the Rentech Group, and that Executive will return any such documents or materials otherwise in Executive’s possession. Executive further agrees that, upon termination of his or her employment, Executive will maintain in strict confidence the projects in which any member of the Rentech Group is involved or contemplating.

(c) If, at the time of enforcement of this Section 3, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 3 are reasonable and that Executive has reviewed the provisions of this Agreement with Executive’s legal counsel.

(d) Executive acknowledges that in the event of the breach or a threatened breach by Executive of any of the provisions of this Section 3, the Company would suffer irreparable harm, and, in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 3(a), the Restricted Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

4. TRANSITIONAL INQUIRIES. For a reasonable period of time following the date of termination, but in no event less than three months, Executive agrees to be available to the Company to answer telephone inquiries related to the transition of Executive’s duties without payment of additional compensation. Executive’s obligations pursuant to this Section 4 are a material inducement to the Company’s entering into this Agreement with Executive.

5. EXECUTIVE’S REPRESENTATIONS. Executive represents and agrees that Executive fully understands Executive’s right to discuss all aspects of this Agreement with Executive’s private attorney, has been advised to do so by the Company, and that to the extent, if any, that Executive desired, Executive availed himself or herself of such right. Executive further represents that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive is competent to execute this Agreement, that Executive’s agreement to execute this Agreement has not been obtained by any duress and that Executive freely and voluntarily enters into it, and that Executive has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

6. EMPLOYMENT AT-WILL. Subject to the termination obligations provided for in this Agreement, Executive hereby agrees that the Company may dismiss Executive and terminate Executive’s employment with the Company, with or without advance notice and without regard to (i) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) any statements made to Executive, whether made orally or contained in any document, pertaining to Executive’s relationship with the Company, or (iii) the existence or non-existence of Cause. Executive’s participation in any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

7. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

General Counsel

Rentech, Inc.

10877 Wilshire Blvd., 6th Floor

Los Angeles, CA 90024

To Executive:

John Ambrose

768 Rockwood Court

Dubuque, IA 52003

Or to the address on file in the permanent records of the Company at the time of the notice.

In the event the Company shall relocate its executive offices, the then-effective address shall be substituted for that set forth above. All notices hereunder shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt; or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

8. SEVERABILITY. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

9. ENFORCEMENT. Without in any way limiting any right or remedy otherwise available to the Company, if Executive materially violates any provision of this Agreement or any other confidentiality, nondisclosure, noncompetition or similar agreement with the Company to which Executive is a party, and such violation, if unintentional on the part of Executive, continues for a period of ten (10) days following receipt of written notice from the Company, any Severance then or thereafter due from the Company to Executive may be terminated forthwith and upon such election by the Company, the Company’s obligation to pay and Executive’s right to receive such Severance shall terminate and be of no further force or effect. Executive’s obligations under this Agreement shall not be limited or affected by, and such provisions shall remain in full force and effect notwithstanding, the termination of any Severance by the Company in accordance with this Section. The exercise of the right to terminate such Severance shall not be deemed to be an election of remedies by the Company and shall not in any manner modify, limit or preclude the Company from exercising any other rights or seeking any other remedies available to it at law or in equity.

10. COMPLETE AGREEMENT. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Except as expressly provided in this Agreement and any equity compensation agreements Executive may have with the Company or Rentech, Inc., Executive shall not be entitled to any severance, termination or other payments or benefits upon or in connection with Executive’s termination of employment with the Company and this Agreement expressly supersedes any other agreements, programs or policies providing for any such payments or benefits.

11. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

12. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company (including without limitation, any successor due to reincorporation of the Company or formation of a holding company). Executive may not assign Executive’s rights (except by will or the laws of descent and distribution) or delegate Executive’s duties or obligations hereunder. Except as provided by this Section 13, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

14. CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois regardless of the law that might be applied under principles of conflicts of laws.

15. AMENDMENT AND WAIVER. Except as provided in Section 16 below, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate Executive’s employment and the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

16. INTERNAL REVENUE CODE SECTION 409A. The compensation and benefits payable under this Agreement are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended and the Treasury Regulations thereunder. However, notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A and any payment or provision hereunder that would otherwise result in the application of taxes under Section 409A at any time may be modified in the sole discretion of the Company to the extent necessary for this Agreement and such payment to comply with and avoid taxation under Section 409A and the Treasury Regulations thereunder or an exemption therefrom, including any such modifications with retroactive effect, as necessary, provided, however, that nothing herein shall, or shall be construed so as to, obligate the Company to make any such modification or indemnify or hold harmless any party for any failure to do. Without limiting the generality of the foregoing, no compensation or benefits payable under this Agreement, including without limitation any Severance, shall be paid to Executive during the 6-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated herein would cause Executive to incur additional taxes under Section 409A. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such 6-month period (without payment of interest thereon).

17. INSURANCE. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

18. WITHHOLDING. Any payments made or benefits provided to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract, except that to the extent that any such benefits are not paid to Executive in cash or concurrently with cash payment sufficient to satisfy applicable withholding obligations, Executive shall remit to the Company the amount of any applicable withholding taxes concurrently with the provision of such benefits. To the extent that any taxes may be payable by Executive for the benefits provided to Executive by this Agreement beyond those required to be withheld by the Company, Executive agrees to pay them directly to the taxing authority and to indemnify and hold the Company and its affiliates harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by Executive to make required payments.

19. ARBITRATION. Except as provided in Section 3(d), any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with Executive’s employment by the Company or the termination thereof that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such parties cannot agree on the selection of the arbitrator, such arbitrator shall be selected by the American Arbitration Association. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator; provided, however, that the arbitrator may award attorneys’ fees to the prevailing party, if permitted by applicable law.

20. RESIGNATION AS OFFICER AND DIRECTOR. Effective as of the date of termination of employment with the Company for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates. At the Company’s request, Executive shall execute and deliver such documentation as the Company may prescribe in order to effectuate such resignation.

21. EXECUTIVE’S COOPERATION. During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company and its affiliates during the Employment Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession during Executive’s employment with the Company); provided, however, that any such request by the Company shall not be unduly burdensome or unreasonably interfere with Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires Executive’s cooperation in accordance with this Section 21, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by Executive in connection with such cooperation, subject to substantiation in accordance with applicable Company policy. In the event that the obligations under this Section 21 require more than 20 hours of Executive’s time after the termination of the Employment Period, the Company shall thereafter pay to Executive compensation at an hourly rate equal to the quotient of (a) the Annual Salary applicable on the date of the termination of Executive’s employment, divided by (b) 1,750.

22. NON-DISPARAGEMENT. Executive agrees that during the Employment Period and thereafter, Executive will not make any statement, publicly or privately, to any individual or entity, including, without limitation, clients, customers, employees, financial or credit institutions, which could reasonably be expected to disparage the Company, any of its affiliates or any of their respective employees, officers or directors.

23. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24. NO THIRD-PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person, other than the parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

25. TRANSFER OF COMPANY PROPERTY. All Company files, Company confidential or proprietary information (in any form contained, including any copies thereof), access keys, desk keys, ID badges, computers, electronic devices, telephones and credit cards, and such other property of the Company as the Company may reasonably request, in Executive’s possession must be returned no later than the date of Executive’s termination of employment with the Company.

26. CONFIDENTIALITY. Executive will not, directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, provided that Executive may make disclosure of the foregoing: (a) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by the Company; (b) to his tax advisor(s) or accountant(s) as may be necessary for the preparation of tax returns or other reports required by law; (c) to his attorney(s); and/or (d) to members of his immediate family, provided, that prior to disclosing any such information (except disclosures required by law or legal process or as authorized in writing), Executive will inform the recipients that they are bound by the limitations of this Section 26.

IN WITNESS WHEREOF, the parties hereto have executed this Change in Control Severance Benefits Agreement as of the date first written above.

RENTECH, INC.

By:	/s/ Richard J. Wesolowski
Richard J. Wesolowski
Sr. Vice President, Human Resources

/s/ John Ambrose

EXHIBIT A

FORM OF RELEASE

This General Release of all Claims (this “Agreement”) is entered into by John Ambrose (“Executive”) and Rentech, Inc. (the “Company”), effective as of                     .

In further consideration of the promises and mutual obligations set forth in the Severance Benefits Agreement between Executive and the Company, dated                      (the “Severance Agreement”), Executive and the Company agree as follows:

1. Return of Property. All Company files, access keys, desk keys, ID badges, computers, electronic devices, telephones and credit cards, and such other property of the Company as the Company may reasonably request, in Executive’s possession must be returned no later than the date of Executive’s termination from the Company.

2. General Release and Waiver of Claims.

(a) Release. In consideration of the payments and benefits provided to Executive under the Severance Agreement and after consultation with counsel, Executive, personally and on behalf of each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors had, have, may have, or in the future may possess, arising out of (i) Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that Executive does not release, discharge or waive any rights to payments and benefits provided under the Severance Agreement that are contingent upon the execution by Executive of this Agreement, any vested benefits, any rights to indemnification, or any rights as a shareholder of the Company.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive under the Severance Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, Executive hereby acknowledges and confirms the following: (i) Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Agreement. Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c) No Assignment. Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

3. Proceedings. Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to Executive under the Severance Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

4. Remedies. In the event Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Severance Agreement, or if he revokes the ADEA release contained in Paragraph 2(b) of this Agreement within the seven-day period provided under Paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the severance provisions of the Severance Agreement or terminate any benefits or payments that are subsequently due under the Severance Agreement, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Severance Agreement or his obligations under Paragraphs 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Executive from breaching his post-termination obligations under the Severance Agreement or his obligations under Paragraphs 2 and 3 of this Agreement. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

6. Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

7. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Illinois regardless of the law that might be applied under principles of conflicts of laws.

8. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive or, if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator; provided, however, that the arbitrator may, at his or her election, award attorneys’ fees to the prevailing party, if permitted by applicable law.

9. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

General Counsel

Rentech, Inc.

10877 Wilshire Blvd., 6th Floor

Los Angeles, CA 90024

To Executive:

John Ambrose

Or to the address on file in the permanent records of the Company at the time of the notice.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

RENTECH, INC.

By:

Name:

Title:

John Ambrose

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